Exhibit 21.1

List of Subsidiaries

Subsidiaries of the Corporation:

Name	State of Incorporation	Status
The Bryn Mawr Trust Company	Pennsylvania	Active
Bryn Mawr Financial Services, Inc.	Pennsylvania	Inactive
Bryn Mawr Advisors, Inc.	Pennsylvania	Inactive
Bryn Mawr Brokerage Co., Inc.	Pennsylvania	Inactive
Joseph W. Roskos Co., Inc.	Pennsylvania	Inactive
Bryn Mawr Asset Management, Inc.	Pennsylvania	Inactive
Lau Associates LLC	Delaware	Active
The Bryn Mawr Trust Company of Delaware	Delaware	Active
FKF Capital Trust I	Delaware	Active

Subsidiaries of the Bank:

Name	State of Incorporation	Status
Insurance Counsellors of Bryn Mawr, Inc.	Pennsylvania	Active
BMT Settlement Services, Inc.	Pennsylvania	Active
BMT Mortgage Services, Inc.	Pennsylvania	Active
BMT Leasing, Inc.	Delaware	Active